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                                                                    Exhibit 10.3


                            KAIRE INTERNATIONAL INC.
                              EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT is entered effective into August 11, 1997, between Kaire International, Inc., a Delaware corporation having its principal place of business at 380 Lashley Street, Longmont, Colorado 80501 ("KAIRE") and Robert J. Young (the "Employee") and is effective on the date it is signed by the last signatory. KAIRE and the Employee are referred to in this Agreement together as the "Parties", "we", "our", "us", or individually as "Party."

            In consideration of our rights and obligations set out below, KAIRE and the Employee agree as follows:

A. EMPLOYMENT. KAIRE employs the Employee for the position and to provide the services described in paragraph C. below, subject to the terms, covenants and conditions of this Agreement.

B. TERMS OF EMPLOYMENT. The Employee's employment under this agreement will begin on August 11, 1997 and if not otherwise terminated in this agreement, Employee shall be permitted to cease active employment effective August 31,1998 in order to permit Employee to enroll in graduate school for a period of 15 months.

            1. Employment AT WILL. The Employee will at all times while this Agreement is in effect be an AT WILL employee, so, subject to the provisions of paragraph L., if applicable, either Party may terminate this Agreement at any time, with, or without cause, and with or without prior notice. Any provision for payment of salary or other compensation on an annual basis is for accounting purposes only and does not mean the Employee will be employed for any term. Upon any termination of Employee, KAIRE will remain liable to pay the compensation as described in Paragraph E below.

            The Employee further understands and agrees each of the following is an express condition of this Agreement and that KAIRE may terminate the Employee's employment immediately without prior notice if the Employee fails to satisfy any of these conditions:

            2. Employee Provided True Information. Understanding KAIRE relied on the Employee to be truthful, each fact the Employee provided or authorized anyone else to provide as part of the Employee's application was true, and the Employee provided KAIRE, with complete information it needed to consider the Employee's application.

            3. Drug Screening Medical Examination. To help ensure a safe, healthy workplace, KAIRE has or may implement policies for employee drug screening testing and medical examinations. Subject to such policies and applicable law, failing or refusing to take a drug screening test or medical examination may result in termination.

C. EMPLOYEE'S DUTIES. The Employee will provide the following services under this Agreement, for the position of Marketing Director as per the attached job description, and the Employee will have such further or other duties as KAIRE assigns to the Employee from time to time.

            1. Full Efforts for KAIRE. The Employee should devote the Employee's full work time to the Employee's employment with KAIRE and may not hold any jobs outside the Employee's employment with KAIRE or accept from any other company or individual any pay, salary, retainer, commission, consulting fee or any other fee arrangement or remuneration for services without full disclosure to and prior written approval from KAIRE's Chief Executive Officer.
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            2. Compliance with Policies and Standards. The Employee services performed for KAIRE and its Employees, Associates, customers and others will in all events be consistent with KAIRE's policies, standards, rules and procedures.

D. OTHER, SEPARATE AGREEMENTS BETWEEN THE PARTIES.

      1. No Competition with KAIRE and Preservation of KAIRE's Confidential Information. The Employee will not compete with KAIRE and will preserve KAIRE's confidential information including KAIRE Associate and customer records, as further specified in the Parties' Noncompetition, Confidentiality and Work Made for Hire Agreement, dated August 18, 1997.

      2. Work Made for Hire. Any work, invention, process, product, idea or concept (whether or not patentable or protectable by copyright) the Employee conceives or develops, in whole or in part, during work hours for KAIRE or at any time using KAIRE's premises or any of its equipment or supplies will be work made for hire owned solely by KAIRE, as further specified in the Parties' Noncompetition, Confidentiality and Work Made for Hire Agreement, dated August 18, 1997.

E. COMPENSATION.

      1. Salary. For all services the Employee provides under this Agreement, KAIRE will pay the Employee salary as follows:

      2. Payment of Salary. The Employee's annual salary of $125,000.00 will be paid in twenty-six (26) payments every two (2) weeks in the amount of $ 4,807.69 beginning August 22, 1997 and thereafter each on the Friday of each such week, with the initial payment period to be adjusted for KAIRE's regular pay periods for employees, or if the Friday is a holiday, on the last workday before that Friday. All compensation paid to the Employee is subject to employer withholdings, e.g., for FICA, Medicare/Medicaid, any applicable occupational privilege tax, and any court ordered deductions such as garnishments. There will be no salary advances, unless otherwise agreed in writing by KAIRE.

      3. Expenses. KAIRE will reimburse the Employee for reasonable expenses incurred on KAIRE's behalf for which KAIRE has given prior written authority and for which the Employee provides appropriate receipts or other evidence of payment.

      4. Educational Expense Reimbursement. KAIRE agrees to reimburse Employee for up to $62,500.00 of documented educational tuition and educational expenses incurred by Employee while Employee attends graduate school beginning September 1, 1998 through November 1,1999. KAIRE shall establish an escrow account in the amount of $62,500.00 which shall be disbursed as reimbursement to Employee at the following times: (a) $22,500.00 on or before September 1,1998, (b) $20,000.00 on or before January 1,1999, and (c) $20,000.00 on or before July 1, 1999. At least 15 days prior to KAIRE's monthly reimbursement, Employee shall submit written documentation of the educational expenses paid for by Employee. KAIRE shall create the escrow account, when KAIRE receives proceeds from a successful sale of its stock in an Initial Public Offering which is now anticipated to be in December 1997. KAIRE shall be obligated to pay such reimbursable educational funds as set forth regardless of whether KAIRE establishes an escrow account. The obligation of KAIRE under this paragraph shall survive any termination of Employee's services under this Agreement except for Employee's voluntary resignation from employment or Employee's death or disability or the matters set forth in Paragraph L.1.a.b. or c.

      5. Shares of Stock of KAIRE. As consideration for Employee entering into this agreement, KAIRE shall issue to Employee, 50,000 shares of KAIRE common stock at any time prior to KAIRE's Initial Public Offering. The current value of such shares is
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$500.00 and shall be deemed to be compensation to Employee and Employee shall be responsible for any income tax and related employment expenses except for KAIRE's employer related F.I.C.A. and Medicare/Medicaid obligation.

F. VOLUNTARY BENEFITS.

      1. Employee's Eligibility. While Employee is providing full-time employment services to KAIRE, the Employee will be eligible to participate in any insurance, pension, profit sharing or other voluntary employee benefit KAIRE chooses, from time to time, to offer its other comparable employees, subject to the participation standards and other terms of any such voluntary benefit. KAIRE has no obligation to adopt or to continue any voluntary benefit.

      2. Possible Life or Disability Insurance for KAIRE's Sole Benefit. The Employee understands that at anytime after this Agreement is executed, KAIRE may in its sole discretion and solely for its own benefit apply for life and/or disability insurance on the Employee in such amounts and in such form or forms as KAIRE may choose. Subject to any applicable law, the Employee agrees to submit to such medical examinations, to supply such information and to execute such releases and other documents as the insurance company or companies to which KAIRE has applied may reasonably and lawfully require as a condition of issuing, renewing or modifying any such policy. KAIRE will maintain in separate, confidential files any information about the Employee's health and abilities it receives as part of any such application or policy.

      3. Vacations. Holidays and Leaves. Employee shall have the right to use 10 vacation days during the time period from inception of this agreement and ending August 31,1998. No vacation time shall accrue while Employee is attending graduate school.

G. COLLECTION OF ACCOUNTS AND COMMISSIONS. KAIRE may in its sole discretion waive, release, compromise or decline to collect any charge, bill, account, commission or other payable owing from any of its customers, clients an other sources of revenue, including any charge, etc. arising from services the Employee performed or products the Employee produced or that would, if collected, be payable to the Employee as commission or other compensation.

H. FEES, PAYMENTS AND COMMISSIONS FROM CLIENTS, CUSTOMERS AND THIRD PARTIES. All fees, payments, commissions, premiums, compensation or other things of value the Employee receives or may otherwise have a right to receive directly from KAIRE's Associates, customers and third parties as a result services the Employee provides or products the Employee produces under this Agreement belong to and will immediately be paid and delivered to KAIRE. The Employee will hold any such funds and Employee receives as KAIRE's fiduciary, and the Employee will take all steps KAIRE reasonably requests to cause any Associate, customer, or third party who is holding or who owes any such funds promptly to pay them to KAIRE.

I. SUPPLIES, EQUIPMENT AND FACILITIES.

      1. By KAIRE. KAIRE will provide the Employee within a reasonable time with such supplies, equipment, facilities and services as are reasonably necessary for the performance of the Employee's duties.

      2. No Ownership of KAIRE'S, Equipment or Facilities. KAIRE's provision of any supplies, equipment or facilities to the Employee will not give the Employee any ownership interest in any such supplies, equipment or facilities and will not obligate KAIRE to continue providing supplies, equipment and facilities. The Employee's use of KAIRE's property and equipment will be consistent with the policy regarding Company Equipment in KAIRE's personnel policies not in effect or as KAIRE may modify later.
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J. NO AUTHORITY TO OBLIGATE KAIRE OR TO INCUR, CREDIT. The Employee is not an
officer of KAIRE, may not incur any credit for KAIRE and has not authority to obligate KAIRE to anything to accept orders, payments and supporting information from existing and prospective Associates and customers on behalf of KAIRE and to transmit them to KAIRE or to its suppliers.

K. DEATH OR DISABILITY DURING EMPLOYMENT. To the extent permitted by law, if the Employee dies or becomes disabled while an employee of KAIRE, this Agreement will automatically terminate and KAIRE will pay to the Employee's estate (in the event of death) or to the Employee (in the event of disability) the compensation that otherwise would be payable to the Employee for the Employee's services rendered before the Employee's death or disability, less any obligations the Employee then owes KAIRE.

The Employee will be considered "Disabled" under this Agreement if the Employee is unable with reasonable accommodation to perform the essential requirements of the Employee's employment for KAIRE, for a period that exceeds ninety (90) consecutive calendar days. If the parties are unable to agree with respect to any question about a Disability including, but not limited to: (i) whether the Employee is Disabled, or (ii) the date which the Disability of the Employee began, then such dispute shall be determined by arbitration under our separate Arbitration Agreement. Until the date which a Disability occurs, the Employee's compensation and status as an employee under this Agreement will continue.

L. TERMINATION. This Agreement may be terminated under paragraphs B, K, N or under this paragraph.

      1. Termination With Prior Notice by Either Party. In addition to termination under paragraphs B, L.1, or N, KAIRE may terminate this Agreement immediately without prior notice on the occurrence of any one of the following:

                  a. If the Employee neglects any of the Employee's duties,

                  b. If the Employee breaches any provision of this Agreement or of the Parties' Noncompetition and Confidentiality and Work Made for Hire Agreement.

                  c. If in representing KAIRE or in providing services to KAIRE, the Employee commits an act of fraud, dishonesty or any other act of negligent, reckless or willful misconduct in regard to Associates, customers, employees, shareholders or third parties;

                  d. If KAIRE decides to sell or otherwise to dispose of
            substantially all of KAIRE's assets, or to distribute its assets to stockholders in liquidation, or otherwise to discontinue KAIRE's business;

                  e. If any circumstance beyond KAIRE's control prevents it from operating its business or otherwise hinders, delays or prevents KAIRE from receiving income or increases its overhead to an extent that causes KAIRE reasonably to decide to reduce, modify, suspend or cease its business.

      2. Survival of KAIRE's obligation under Paragraph E.4. The termination of Employee under the provisions of Paragraph L.1.d. or e. shall not affect Kaire's obligations under Paragraph E.4. above.
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M. FINAL SALARY. Subject to the provisions of paragraph E, the Employee's final paycheck will be reduced by the amount of any lawful charge or indebtedness the Employee owes KAIRE.

N. CONFIDENTIALITY OF AGREEMENT. The Employee will not disclose any terms of this Agreement to any person with the exception of accountants or attorneys whom the Employee may consult during the negotiation or performance of this Agreement, or as may be required by law. The Employee acknowledges that this is a material covenant of this Agreement, a breach of which will be cause for immediate termination without prior notice.

O. ASSIGNMENT OF RIGHTS AND OBLIGATIONS. KAIRE may assign its rights or obligations under this Agreement at anytime after the effective date without prior notice to the Employee; the Employee may assign the Employee's rights or obligations under this Agreement only with KAIRE's prior written agreement.

P. INTERPRETATION AND ENFORCEMENT. This Agreement expresses our entire understanding regarding its subject matter. The only way this Agreement may be amended, changed or waived will be through a new written agreement KAIRE signs. This Agreement is enforceable by and against each Party and anyone else who has or who obtains rights under this Agreement from either Party. This Agreement will be interpreted and enforced under Colorado law. No part of this Agreement should be construed against either Party on the basis of authorship. Any unenforceable provision of this Agreement will be modified to the extent necessary to make it enforceable or, if that is not possible, will be severed from this Agreement, and the remainder of this Agreement will be enforced to the fullest extent possible. Any enforcement involving confidential information, proprietary information or trade secrets shall include injunctive remedies including those set forth in COLORADO REVISED STATUTES ss. 7-74-101, et seq.

Q. KAIRE'S OPTION TO ARBITRATE DISPUTES. Under a separate arbitration agreement between us dated August 18,1997, the parties have agreed KAIRE has the option to arbitrate any dispute between us we cannot resolve ourselves, which includes any dispute about any aspect of this Agreement.

R. ACKNOWLEDGMENTS. Each Party has read and considered this Agreement carefully, believe, that Party understands each provision, and has conferred or has had the opportunity to confer with the Party's own attorney before executing this Agreement.

            IN WITNESS OF OUR AGREEMENTS, KAIRE and the Employee have executed this Agreement on the date(s) indicated below.

KAIRE INTERNATIONAL, INC.                          EMPLOYEE


By: /s/ [ILLEGIBLE]                                /s/ [ILLEGIBLE]
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Title: CEO                                         Date: 12/3/97
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Date: 3 DEC 1997
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